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Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated June 3, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K of New Frontier Media, Inc. for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of New Frontier Media, Inc. on Forms S-8 (File No. 333-92081, effective December 3, 1999; File No. 333-57554, effective March 23, 2001; File No. 333-102694, effective January 24, 2003; File No. 333-147314, effective November 13, 2007; and File No. 333-170103, effective October 22, 2010).

/s/ GRANT THORNTON LLP
Denver, Colorado
June 3, 2011

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  Exhibit 23.01